Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
FINANCIAL STRATEGIES ACQUISITION CORP.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

Financial Strategies Acquisition Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify:

FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation (the “Charter”) to undertake a stock split on a 7.2-for-7 basis with respect to the Corporation’s outstanding Class B common stock, par value $0.0001 per share; (ii) declaring such amendment to be advisable; and (iii) directing that the appropriate officers of the Corporation solicit the approval of the Corporation’s stockholders for such amendment.

SECOND: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation (this “Certificate of Amendment”), the Charter is hereby amended by revising Article IV to include a new Section 4.6 as follows:

“Section 4.6   Stock Split. Upon the filing of this Certificate of Amendment of the Certificate of Incorporation of the Corporation (the “Split Effective Time”), every seven shares of Class B Common Stock issued and outstanding as of the Split Effective Time were automatically, and without action on the part of the stockholders, converted and combined into seven and two-tenths validly issued, fully paid and non-assessable shares of Class B Common Stock (the “2021 Split”). In the case of a holder of shares not evenly divisible by seven or multiplicable by seven and two-tenths, such holder received a fractional share of Class B Common Stock. As of the Split Effective Time and thereafter, a certificate(s) representing shares of Class B Common Stock prior to the 2021 Split is deemed to represent the number of post-2021 Split shares into which the pre-2021 Split shares were converted.”

THIRD:  This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware.

FOURTH:  Thereafter, this Certificate of Amendment was duly approved by the written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 216, 228 and 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Jamie Khurshid, our Chief Executive Officer, this 13th day of October 2021.

FINANCIAL STRATEGIES ACQUISITION CORP.,

a Delaware corporation

By:	/s/ Jamie Khurshid
Jamie Khurshid
Chief Executive Officer